EXHIBIT 99.1

GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY

COMMENTS ON NOTIFICATION FROM ESSENDANT; CONTINUES TO BELIEVE S.P. RICHARDS MERGER AGREEMENT WITH ESSENDANT REMAINS SUPERIOR

Intends to Allow Three-Day Match Period to Expire and Merger Agreement to Terminate

Termination Fee to Be Paid to GPC

Atlanta, Georgia, September 10, 2018 – Genuine Parts Company (NYSE: GPC) (“GPC”) today announced that it has received notice from Essendant (Nasdaq: ESND) of its intent to terminate the merger agreement to combine GPC’s S.P. Richards business with Essendant, entered into on April 12, 2018 (the “Merger Agreement”). The notice stated that Essendant’s Board of Directors has determined that the competing acquisition proposal from Staples, Inc. is a “Superior Proposal” as defined in the Merger Agreement.

Under the terms of the Merger Agreement, this notice commenced a three-day match period, during which GPC intends to evaluate its rights under the existing Merger Agreement. GPC continues to believe the Merger Agreement represents a superior proposal and will not make any counterproposals. Therefore, GPC anticipates that the Merger Agreement will terminate at the end of the three day match period. Upon termination of the Merger Agreement, Essendant will be required to pay a termination fee to GPC in the amount of $12 million.

GPC issued the following statement:

The Merger Agreement announced on April 12 was the result of a rigorous due diligence and negotiation process that we believe accurately determined fair value for the transaction combining S.P. Richards and Essendant.

We believe that the prospects for S.P. Richards remain strong and that there is significant opportunity for S.P. Richards to grow and deepen its relationships with both independent dealers and other customer channels. As such, we are confident in our ability to drive growth and profitability for S.P. Richards and to support value creation for GPC shareholders.

J.P. Morgan is acting as financial advisor and Davis Polk & Wardwell LLP is acting as legal counsel to GPC.

Cautionary Statement

This press release contains forward-looking statements, which are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, and/or results. These forward-looking statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here, including but not limited to: the occurrence of events that may give rise to a right of one or both of GPC and Essendant to challenge the termination of, or other actions taken pursuant to, the Merger Agreement; negative effects resulting from the transaction process, significant transaction costs and/or unknown liabilities; risks associated with other transaction related litigation; and the ability of GPC to retain and hire key personnel. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see GPC’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC and other written statements made by GPC from time to time. The forward-looking information provided by GPC is given as of this date only, and GPC does not undertake any obligation to revise or update it.

About GPC

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical and electronic materials in the U.S., Canada and Mexico through its Industrial Products Group. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. and Canada.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044

Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628